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                             SPECIAL SERVICING AGREEMENT


               THIS SPECIAL SERVICING AGREEMENT ("Agreement"), made as of this 12th day of November, 1996, by and between T. ROWE PRICE SPECTRUM FUND, INC. ("Spectrum Fund"), on behalf of its separate series, T. ROWE PRICE SPECTRUM INTERNATIONAL FUND ("Spectrum International"), EACH FUND LISTED ON APPENDIX A attached hereto (as such Appendix A may be amended from time to time) and which evidences their agreement to be bound separately and individually hereby by executing a copy of this Agreement (such funds hereinafter called the "Underlying Funds"), T. ROWE PRICE ASSOCIATES, INC. ("Price Associates") and ROWE PRICE-FLEMING INTERNATIONAL, INC. ("Price-Fleming").


                                 W I T N E S S E T H:
               WHEREAS, Spectrum International and each of the Underlying Funds are registered as open-end, management investment companies under the Investment Company Act of 1940, as amended ("the Act").

               WHEREAS, Spectrum International, the Underlying Funds, and certain other funds (the "Other Funds") sponsored and advised by Price-Fleming or Price Associates have entered into an agreement ("Transfer Agency Agreement") dated January 1, 1996, as amended, with T. Rowe Price Services, Inc. ("Price Services") for the provision of various transfer agency services in return for such compensation as is set forth therein;

               WHEREAS, Spectrum International, the Underlying Funds, and the Other Funds have entered into an agreement ("RPS Agreement") dated January 1, 1996, as amended, with T. Rowe Price Retirement Plan Services, Inc. ("Retirement Plan Services") under which Retirement Plan Services is to furnish or contract to furnish to Spectrum International, the Underlying Funds, and the Other Funds various participant account, record keeping, and services for retirement plans in return for such compensation as is set forth therein;

               WHEREAS, Spectrum International, the Underlying Funds, and the Other Funds have entered into an agreement ("Fund Accounting Agreement") dated January 1, 1996, as amended, with Price Associates for the provision of various accounting services in return for such compensation as is set forth therein;

               WHEREAS, Spectrum International, the Underlying Funds, and the Other Funds have entered into an agreement ("Custodian












          Agreement") dated September 28, 1987, as amended, with State Street Bank and

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          Trust Company  ("State Street")  under which  State Street is  to furnish to Spectrum International, the Underlying Funds and the Other Funds various custodial services in return for such compensation as is set forth in the Custodian Agreement;


               WHEREAS, Spectrum International has entered into an Investment Management Agreement with Price-Fleming dated November 12, 1996 for the provision of investment management services, and under such Agreement, Price-Fleming will be responsible for the payment of various Spectrum International expenses, including expenses of Spectrum International's organization, operations, and business not paid for by the Underlying Funds pursuant to this Agreement;

               WHEREAS, Spectrum International will provide a means by which the Underlying Funds can consolidate shareholder accounts in the Underlying Funds;

               WHEREAS, such  shareholder account consolidation  can reduce the fees of the Underlying Funds due Price Services and Retirement Plan Services under the Transfer Agency Agreement and RPS Agreement, respectively (such reduction in expenses hereinafter referred to as "Savings");

               WHEREAS, Spectrum International will invest its assets exclusively in the Underlying Funds, except for cash needed for expenses, redemptions, or temporary defensive purposes; and

               WHEREAS, the Board of Directors of each of the Underlying Funds has determined it is reasonable to expect the aggregate expenses as described below of Spectrum International to be less than the estimated Savings to each of the Underlying Funds from the operation of Spectrum International; and such determination by the Board of Directors is based on the following factors, among others as they apply to each Underlying Fund:

                  a.  The  amount of  assets  invested in  each
                      Underlying      Fund     by      Spectrum
                      International;

                  b.  The average and  median account sizes for
                      the   Underlying   Funds   and   Spectrum
                      International;

                  c.  The  rate  at   which  Variable  Expenses
                      (i.e.,  expenses   for  transfer   agency
                      services,    prospectuses,    shareholder














                      reports and  proxies) and  Fixed Expenses
                      (i.e.,    expenses    for     accounting,
                      custodial, auditing  and legal  services,
                      state registration, filing, and directors
                      fees   and   organization   and   various
                      miscellaneous
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                      expenses)    are    incurred    by   Spectrum
                      International and the Underlying Funds;


                  d. The relationship between Variable and Fixed Expenses in the Underlying Funds and Spectrum International;

                  e.  The source of  monies flowing to Spectrum
                      International, and in particular:

                      (i)   The extent to which investors
                            in   Spectrum   International
                            would have  purchased one  or
                            more of the Underlying Funds;

                      (ii)  The   extent   to   which  an
                            investment     in    Spectrum
                            International   represents  a
                            consolidation of or reduction
                            in  the rate  of increase  in
                            the number of accounts in the
                            Underlying Funds; and

                      (iii) The extent to  which accounts
                            in   Spectrum   International
                            represent exchanges  from the
                            Underlying   Funds   or   new
                            investments.

               NOW, THEREFORE, in consideration of the promises and mutual covenants spelled out herein, it is agreed between and among the parties hereto as follows:


               1. SPECTRUM INTERNATIONAL EXPENSES
                  In accordance with the Fund Accounting Agreement, Price Associates will calculate the amounts of Spectrum
                  International expenses, as set forth in Spectrum International's Investment Management Agreement ("Expenses"), due itself, State Street, and other persons under the Transfer Agency, RPS, Fund Accounting, Custodian, and Investment Management Agreements referred to above, as well as any other amounts due other persons as a result of Spectrum International operations.














                  However, under unusual circumstances, the parties may agree to exclude certain amounts from Expenses.

              2.  UNDERLYING FUNDS' PAYMENT OF EXPENSES
                  Subject to Paragraph 3, each of the Underlying Funds will


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                  bear such  Expenses in  proportion to  the average  daily
                  value of its shares owned by each Portfolio of Spectrum International, provided further that no Underlying Fund will bear such Expenses in excess of the estimated Savings to it ("Excess Expense").

              3.  PAYMENT BY PRICE-FLEMING
                  In accordance with Spectrum International's Investment Management Agreement, Price-Fleming agrees that it will bear any Excess Expense described in Paragraph 2. Payment by Price-Fleming of any such Excess Expense will be made to the appropriate Underlying Fund no later than 30 days after the close of the Underlying Fund's fiscal year.

              4.  USE OF PRICE NAME
                  Spectrum International may utilize the "T. Rowe Price" name so long as this Agreement remains in effect and the assets of Spectrum International are invested solely in shares of the Underlying Funds (except for such cash or cash items as may be maintained from time to time to meet current expenses and redemptions).

              5. SPECTRUM INTERNATIONAL INVESTMENT IN UNDERLYING FUNDS Spectrum International will utilize assets deposited with the custodian of Spectrum International, State Street, from the sale of Spectrum International shares, to promptly purchase shares of the Underlying Funds, and will undertake redemption or exchange of such shares of the Underlying Funds in the manner provided by the objectives and policies of Spectrum International.

              6.  OPINION OF COUNSEL
                  At any time any of the parties hereto may consult legal counsel in respect of any matter arising in connection with this Agreement, and no such party shall be liable for any action taken or omitted by it in good faith in accordance with such instructions or with the advice or opinion of such legal counsel.

              7.  LIABILITIES
                  No party hereto shall be liable to any other party hereto for any action taken or thing done by it or its agents or contractors in carrying out the terms and provisions of this Agreement provided such party has acted in good faith and without negligence or willful misconduct and selected its agents and contractors with reasonable care.

              8.  TERM OF AGREEMENT; AMENDMENT; RENEWAL
                  The term of this Agreement shall begin on November 12, 1996, and unless sooner terminated as herein provided, the Agreement shall remain in effect through April 30, 1998.

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                  Thereafter, this  Agreement shall continue  from year  to
                  year  if such  continuation is  specifically approved  at
                  least   annually  by  the  Board  of  Directors  of  each
                  Underlying Fund
                  and Spectrum International, including a majority of the independent Directors of each such Fund. In determining whether to renew this Agreement, the Directors of the Underlying Funds may request, and Price Associates will furnish, such information relevant to determining the past and future relationship between the Savings and Expenses. The Agreement may be modified or amended from time to time by mutual agreement between the parties hereto. Upon termination hereof, each party hereto will make appropriate arrangements to satisfy its obligations hereunder. This Agreement may be amended in the future to include as additional Fund parties to the Agreement other investment companies for which Price-Fleming or Price Associates serves as investment manager.

              9.  ASSIGNMENT
                  This Agreement shall not be assigned or transferred, either voluntarily or involuntarily, by operation of law or otherwise, without the prior written consent of the Underlying Funds and Spectrum International. The Agreement shall automatically and immediately terminate in the event of its assignment without the prior written consent of such Funds.

              10. NOTICE
                  Any notice under this Agreement shall be in writing, addressed and delivered or sent by registered or certified mail, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other parties, it is agreed that for this purpose the address of all parties to this Agreement is 100 East Pratt Street, Baltimore, Maryland 21202, Attention:
                  Secretary.

              11. INTERPRETATIVE PROVISIONS
                  In connection with the operation of this Agreement, the parties may agree from time to time on such provisions interpretative of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretative or additional provisions are to be signed by all parties and annexed hereto, but no such provisions shall contravene any applicable Federal or state law or regulation and no such interpretative or additional provision shall be deemed to be an amendment of the Agreement.

              12. STATE LAW

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                  This  Agreement  shall  be  construed   and  enforced  in
                  accordance with and governed by the laws of the State of Maryland.

              13. CAPTIONS
                  The   captions  in   the  Agreement   are  included   for
                  convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

              14. UNDERLYING FUNDS
                  Each of the Funds listed in Appendix A agree to be bound, separately and individually, to the terms and conditions of this Agreement. Under no circumstances will any Underlying Fund be liable for any obligation of any other Underlying Fund.

                    IN  WITNESS  WHEREOF,  the   parties  have  caused  the
          Agreement to be executed as of the day and year first above written.


          ATTEST:                      T. ROWE PRICE ASSOCIATES, INC.


          /S/BARBARA VAN HORN          By:/S/HENRY H. HOPKINS
          Barbara Van Horn,              Henry    H.   Hopkins,    Managing
          Director
          Assistant Secretary


                                       EACH OF THE FUNDS LISTED IN
                                       APPENDIX A HERETO, SEPARATELY
                                       AND INDIVIDUALLY



          /S/PATRICIA S. BUTCHER       By:/S/HENRY H. HOPKINS
          Patricia S. Butcher,           Henry H. Hopkins, Vice President














          Assistant Secretary

                                       T. ROWE PRICE SPECTRUM FUND, INC.
                                       on behalf of T. ROWE PRICE SPECTRUM
                                       INTERNATIONAL FUND


          /S/PATRICIA S. BUTCHER       By:/S/JAMES S. RIEPE
          Patricia S. Butcher,           James S. Riepe, Chairman of the
          Assistant Secretary            Board
























































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                                       ROWE PRICE-FLEMING
                                       INTERNATIONAL,  INC.


          /S/BARBARA VAN HORN          By:/S/M.DAVID TESTA
          Barbara Van Horn,              M. David Testa, Chairman of the
          Assistant Secretary            Board

























































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                                      APPENDIX A



                         T. ROWE PRICE INTERNATIONAL FUNDS, INC. on behalf of the

                           T. Rowe Price International Discovery Fund
                           T. Rowe Price International Stock Fund
                           T. Rowe Price European Stock Fund
                           T. Rowe Price New Asia Fund
                           T. Rowe Price Japan Fund
                           T. Rowe Price Latin America Fund
                           T. Rowe Price Emerging Markets Stock Fund
                           T. Rowe Price International Bond Fund
                           T. Rowe Price Emerging Markets Bond Fund
                                   and
                         T. ROWE PRICE PRIME RESERVE FUND, INC.